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                                                                     EXHIBIT 5.1







                                 April 24, 1997

Cytoclonal Pharmaceutics Inc.
9000 Harry Hines Boulevard
Suite 330
Dallas, Texas  11040

      Re: Post-Effective Amendment No. 2 to Registration Statement on Form SB-2

Dear Sirs:

      We refer to Post-Effective Amendment No. 2 to the Registration Statement on Form SB-2 (the "Registration Statement") filed by you with the Securities and Exchange Commission relating to 6,900,000 shares of Common Stock, $.01 par value per share, underlying Redeemable Class C Warrants and Redeemable Class D Warrants and 2,300,000 Class D Warrants of Cytoclonal Pharmaceutics Inc., a Delaware corporation (the "Company"). The Class C Warrants and Class D Warrants are hereinafter referred to collectively as the "Warrants" and the shares of Common Stock issuable upon exercise of the Warrants are hereinafter referred to as the "Warrant Shares."

      We have examined and are familiar with originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed appropriate as a basis for the opinions expressed below.

      Based upon the foregoing, we are of the opinion that:

      1. The Warrants have been duly and validly authorized and when sold, paid for and issued as contemplated by the Registration Statement will be duly and validly issued and fully paid and nonassessable.

      2. The Warrant Shares have been duly and validly authorized and when sold, paid for, and issued upon exercise of the Warrants in accordance with the terms of the Warrants will be duly and validly issued and fully paid and nonassessable.

      We hereby consent to the use of this opinion in the above-mentioned Registration Statement and to the reference to our name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement.


                                  Very truly yours,

                                  /s/ Morrison Cohen Singer & Weinstein, LLP
                                  ------------------------------------------
                                  MORRISON COHEN SINGER & WEINSTEIN, LLP


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